Our File No. 58783V-212989
Date April 12, 2013

Passport Potash Inc.
608 – 1199 West Pender Street
Vancouver, British Columbia
Canada V6E 2R1

Dear Sirs:

Re: Passport Potash Inc. - Registration Statement on Form S-1

We have acted as special legal counsel to Passport Potash Inc., a British Columbia corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (the “Registration Statement”), dated April 12, 2013, to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of an aggregate of 74,374,931 shares of common stock of the Company (collectively, the “Shares”) for resale by the selling shareholders named in the Registration Statement (the “Selling Shareholders”). Such Shares are comprised of 53,041,727 shares of the Company’s common stock that have been issued to certain of the Selling Shareholders and 21,333,204 shares of the Company’s common stock (collectively, the “Warrant Shares”) issuable upon the exercise of outstanding common stock purchase warrants (collectively, the “Warrants”) to acquire shares of the Company’s common stock by the Selling Shareholders as follows:

  41,666,409 shares of common stock and 20,833,204 Warrant Shares issuable upon exercise of Warrants issued pursuant to a private placement of 41,666,425 units at a price of CAD$0.18 per unit on January 11, 2012 (the “January 2012 Private Placement”);
  2,693,500 shares of common stock issued pursuant to a private placement of 28,430,000 units at a price of CAD$0.25 per unit on January 31, 2011 (the “January 2011 Private Placement”);
  500,000 Warrant Shares issuable upon exercise of Warrants issued pursuant to a private placement of convertible debentures in the amount of US$5,305,540 on February 19, 2013 (the “February Private Placement”);
  4,090,909 shares of common stock issued pursuant to a private placement of 13,636,363 units at a price of CAD$0.055 per unit on November 8, 2010 (the “November Private Placement”);
  4,090,909 shares of common stock issued upon the exercise of Warrants issued pursuant to the November Private Placement; and
  500,000 shares of common stock issued pursuant to a mineral property option agreement on November 8, 2010;

In rendering the opinion set forth below, we have reviewed:

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April 12, 2013

  the Registration Statement;
  the Company’s Articles;
  certain records of the Company’s corporate proceedings, including resolutions of the directors approving the transactions described above;
  an Officer’s Certificate executed by Joshua Bleak, the President and Chief Executive Officer and a director of the Company; and
  such other documents as we have deemed relevant.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. the Shares held by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company’s common stock, and

2. upon exercise of the Warrants in accordance with their respective terms (including, without limitation, the payment of the exercise price for the Warrant Shares), the Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company’s common stock.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

  the foregoing opinion is limited to law of the Province of British Columbia, including all applicable provisions of the British Columbia Business Corporations Act, (the “BC Business Corporations Act”). We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws;
  we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect;
  we have assumed that each certificate representing Warrants constitutes the legal, valid and binding obligations of the parties thereto and that such agreements are enforceable against each of the parties thereto in accordance with their respective terms;
  we have assumed that each of the statements made and certified in the Officer’s Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

April 12, 2013

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm’s name in the section of the Registration Statement and the prospectus included therein entitled “Legal Matters”.

Yours truly,

/s/ McMillan LLP